Exhibit 99
FOR IMMEDIATE RELEASE – April 23, 2026
Carter Bankshares, Inc. Declares Quarterly Dividend
Martinsville, VA, April 23, 2026 -- The board of directors of Carter Bankshares, Inc. (the “Company”) (NASDAQ: CARE), the holding company of Carter Bank (the “Bank”), approved a cash dividend of $0.10 per share on April 22, 2026. Based on the closing stock price on April 21, 2026 of $24.44, the annualized dividend yield is 1.64%. The dividend is payable on May 25, 2026 to shareholders of record as of May 11, 2026.
“The reinstatement of the quarterly dividend reflects the Company’s improved financial metrics, continued strong fundamentals and operating performance during the first quarter of 2026,” stated Litz H. Van Dyke, Chief Executive Officer. Van Dyke continued, “This marks an important milestone for the Company, as it represents the first quarterly cash dividend in nearly 10 years.”
About Carter Bankshares, Inc.
Headquartered in Martinsville, VA, Carter Bankshares, Inc. (NASDAQ: CARE) provides a full range of commercial banking, consumer banking, mortgage and services through its subsidiary Carter Bank. The Company has $4.8 billion in assets and 63 branches in Virginia and North Carolina as of March 31, 2026. For more information or to open an account visit www.carterbank.com.